Exhibit 8.2

[Letterhead of Mayer Brown LLP]

January 21, 2022

TriState Capital Holdings, Inc.

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, Pennsylvania 15219

Re:            Mayer Brown Tax Opinion

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Raymond James Financial, Inc., a Florida corporation (“Raymond James”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction among Raymond James, Macaroon One LLC, a Florida limited liability company and direct, wholly-owned subsidiary of Raymond James, Macaroon Two LLC, a Florida limited liability company and direct, wholly-owned subsidiary of Raymond James, and TriState Capital Holdings, Inc., a Pennsylvania corporation.

We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” in the Registration Statement, insofar as it purports to constitute summaries of certain provisions of United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP
Mayer Brown LLP